DEALER AGREEMENT

Blackstone Advisory Partners L.P. (“Distributor”) serves as a principal underwriter for Blackstone Real Estate Income Fund II (the “Fund”), a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to a distribution agreement with the Fund. Snowden Account Services LLC (“Dealer”) and Distributor hereby agree that Dealer will participate in the distribution of shares of the Fund described in Exhibit C hereto (“Shares”), subject to the terms of this Agreement (“Agreement”), dated as of November 30, 2017.

SECTION 1. LICENSING

a. Distributor and Dealer each represent and warrant to each other that: (i) it is a broker-dealer registered with the Securities and Exchange Commission (“SEC”); (ii) it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); (iii) it is licensed by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares of the Fund; and (iv) each of its principals, directors, officers, employees, and agents who will participate or otherwise be involved in the offer or sale of the Shares or the performance of its duties and activities under this Agreement is either appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares.

b. Distributor and Dealer agree that: (i) termination or suspension of its registration with the SEC; (ii) termination or suspension of its membership with FINRA; or (iii) termination or suspension of its license to do business by any state or other jurisdiction in which the Fund is offered shall cause the termination of this Agreement. Each party further agrees to notify the other party promptly in writing of any such action or event.

c. Distributor and Dealer agree that this Agreement is in all respects subject to the Conduct Rules of FINRA and such Conduct Rules shall control any provision to the contrary in this Agreement. Without limiting the generality of the foregoing, Distributor and Dealer acknowledge that, subject to the indemnification described in Section 9 of this Agreement, neither party has responsibility for the manner of the other party’s performance of, or for acts or omissions in connection with, the duties and activities performed by the other party under this Agreement.

d. Distributor and Dealer agree to be bound by, and to comply with, all applicable federal and state laws and all rules and regulations promulgated thereunder generally affecting the sale or distribution of shares of registered investment companies, including anti-money laundering laws and regulations and applicable guidance issued by the Department of the Treasury, the SEC and FINRA.

SECTION 2. ORDERS

a. Dealer agrees to offer and sell Shares only at the regular public offering price applicable to such Shares and in effect at the time of each transaction. The procedures relating to all orders and the handling of each order (including the manner of computing the net asset value of Shares and the effective time of orders received from Dealer) are subject to: (i) the terms of the then-current prospectus and Statement of Additional Information (in either case, including any supplements, stickers or amendments thereto from time to time) relating to the Fund, as filed with the SEC (collectively, the “Prospectus”); and (ii) the subscription documents for the Fund, as supplemented or amended from time to time; and to the extent that the Prospectus contains provisions that are inconsistent with such terms in this Agreement or any other document, the terms of the Prospectus shall be controlling.

b. Dealer agrees that it will sell Shares only to its customers (“Clients”) reasonably believed to be “qualified clients” within the meaning of Rule 205-3 under the Investment Advisers Act of 1940, as amended (such Clients, “Eligible Investors”).

c. In all offers and sales of the Shares to Eligible Investors, Dealer will not act as broker or agent for, or employee of, Distributor or the Fund and Dealer will not represent to any third party that Dealer has such authority or is acting in such capacity.

d. All orders for the purchase and sale of Shares are subject to acceptance by Distributor in its sole discretion and become effective upon written confirmation by Distributor. Distributor reserves the right not to accept any specific order for the purchase or sale of Shares. Notwithstanding the foregoing, the Distributor hereby agrees that it will not unreasonably reject or delay accepting an order submitted by Dealer if the Client otherwise meets the eligibility criteria set forth in the Prospectus, and provided further, that upon any such rejection the Distributor shall promptly advise Dealer of such rejection.

e. Dealer agrees that payment for orders from Dealer Shareholders (defined in 4(b) below) for the purchase of Shares will be made as described in the Prospectus or as otherwise agreed by Distributor and Dealer herein and from time to time. On the date on which payment for Shares is to be received by the Fund, Dealer will remit to an account designated by Distributor the purchase order amount due the Fund with respect to the issuance of Shares as determined by the Distributor in accordance with the terms of the Prospectus. If payment for any purchase order is not so received, Distributor may cancel the sale without notice.

f. It is understood that the then-current offering price for Shares generally will not be known until approximately 30 days after the effective date of the Share purchase in accordance with the terms of the Prospectus, or as is otherwise disclosed in the Prospectus from time to time. The parties each acknowledge and agree that purchase orders for Shares will generally be made and accepted for a fixed dollar amount, with the number of Shares to be credited to an investor’s account determined upon subsequent finalization of the then-current public offering price of Shares.

g. Distributor reserves the right at any time to suspend the sale of Shares or to withdraw or limit the offering of Shares, and, if Distributor exercises this right, Distributor shall provide to Dealer prompt written notice of such exercise.

h. Dealer acknowledges that the Fund may (but will not necessarily) make tender offers for the repurchase of Shares from time to time as described in the Prospectus. Dealer acknowledges that such tender offers represent the only expected liquidity opportunity for holders of Shares.

i. Dealer agrees that it will not engage a sub-selling agent to assist it in the offer or sale of Shares without the prior written consent of the Distributor. Any approved sub-selling agent shall be required to enter into an agreement with the Dealer which agreement shall be subject to Distributor’s approval.

j. Dealer acknowledges that the Fund is relying on an exemptive order, issued by the SEC on December 26, 2012, in order to offer investors multiple classes of shares (the “Multi-Class Order”). Dealer acknowledges that all offers and sales of Shares pursuant to this Agreement are subject to the terms and conditions in the Multi-Class Order, and Dealer agrees to comply with such terms and conditions in the offer and sale of the Shares.

SECTION 3. DUTIES OF DEALER

a. Dealer agrees to deliver to each of its Clients making purchases, prior to the time of sale, a copy of the Fund’s then current Prospectus, a subscription application (the “Subscription Application”), and a fee disclosure statement.

b. Dealer agrees to record on the order the date on which the order for the purchase or sale of Shares was received by Dealer, and to forward promptly such orders to Distributor in time for processing at the public offering price next determined after receipt of such orders by Dealer, in each case as described in the Prospectus.

c. Dealer agrees not to withhold intentionally the placing of orders by its clients for Shares with Distributor so as to profit itself as a result of such inaction.

d. Dealer agrees to maintain records of all purchases and sales of Shares made through Dealer for at least the period required under applicable law and upon request from a regulatory authority or as required under applicable law to furnish such regulatory authority with copies of such records.

e. Dealer agrees that it will not make any conditional orders for the purchase or repurchase of Shares and acknowledges that Distributor will not accept conditional orders for Shares.

f. Except as otherwise agreed by Dealer and Distributor, the parties agree that all out-of-pocket expenses incurred by such party in connection with its activities under this Agreement will be borne by such party.

g. Dealer agrees that it will assist with the following Dealer Shareholder (as defined in Section 4(b)) services on an ongoing basis:

(i)	providing administrative, operational and infrastructural support for the selling of Shares and settlement of Fund transactions with Dealer Shareholders, as necessary;

(ii)	handling inquiries regarding the Fund from Dealer Shareholders who own Shares, including but not limited to, questions concerning such Dealer Shareholders’ investments in the Fund, repurchase offers, reports and tax information provided by the Fund;

(iii)	assisting in the enhancement of relations and communications between Dealer Shareholders and the Fund;

(iv)	assisting in the establishment and maintenance of Dealer Shareholders’ accounts with the Fund, including notifying Distributor of any changes in the account information of a Dealer Shareholder;

(v)	assisting in receiving and forwarding purchase and repurchase requests and payments to and from Dealer Shareholders; and

(vi)	providing such other similar services as Distributor may reasonably request to the extent Dealer is permitted to do so under applicable statutes, rules and regulations.

h. If Distributor believes that a Dealer Shareholder’s contact information has changed, Distributor may request such information from Dealer but has no obligation to do so. Dealer agrees that if Dealer or a Dealer Shareholder does not provide to Distributor any changes in Dealer Shareholder account information, or if it or a Dealer Shareholder fails to provide any backup documentation that Distributor reasonably requests to verify changes to a Dealer Shareholder’s account information, then Distributor will continue to rely upon the account information without giving effect to any changes and Distributor will have no liability whatsoever for continuing to rely upon such information.

SECTION 4. DEALER COMPENSATION

a. Sales Charges/Dealer Concessions. On each purchase of Shares by Clients from Distributor, the total sales charges and dealer concessions or commissions, if any, payable to Dealer shall be in the amount set forth on Exhibit C hereto.

b. Distribution and Servicing Fees. Dealer shall also be entitled to receive from Distributor distribution fees and servicing fees at the annual rates listed in Exhibit C for the aggregate value of Shares per class held by Dealer Shareholders. These fees, if payable, will be calculated monthly and paid quarterly based on the value of class of Shares at the end of each month in a calendar quarter, with payment occurring within 30 days after the end of each calendar quarter. It is expected that this distribution fees and servicing fees will be comprised of the listed breakdown distribution fees and servicing fees paid by the Fund to the Distributor as listed in Exhibit C. Notwithstanding the foregoing, Distributor shall have no obligation to pay any compensation described in the preceding sentence until Distributor receives the related compensation from the Fund in the form of an asset-based distribution fees and shareholder servicing fees (the “Related Compensation”), and Distributor’s obligation to Dealer for such payments is limited solely to the Related Compensation. For purposes of this Agreement, a “Dealer Shareholder” shall include any person or entity introduced by Dealer to the Fund during the term of this Agreement, which invests in any class of the Fund. Distributor shall pay any compensation described in this Section 4(b) to Dealer in respect of the class of Shares held by Dealer Shareholders for as long as Dealer Shareholders hold those Shares through an account maintained by the Dealer Shareholder at the Dealer, subject to the limitations set forth in Section 4(e).

c. Suspension/Elimination of Compensation. Dealer acknowledges and agrees that the Fund may, upon thirty (30) days’ prior written notice to the Distributor, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the Prospectus for the Fund, except that the Fund may, without prior notice to Distributor, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the Prospectus for the Fund in cases where such suspension or elimination is required (a) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, the Distributor, or the Dealer or (b) otherwise by operation of law. Distributor agrees to notify Dealer promptly upon receiving notice of any suspension or elimination of the payment of any compensation to the Distributor or Dealer by the Fund.

d. FINRA Conduct Rules. In accordance with applicable FINRA Conduct Rules, the parties understand and agree that, pursuant to limitations imposed by FINRA, no payments will be made to Dealer under this Agreement to the extent payments made to Dealer and any other FINRA member in respect of distribution or sales services exceed, in the aggregate, (a) with respect to the front-end sales charge (as defined under FINRA Rule 2830) in connection with the sale of Shares pursuant to this Agreement, 3% of the total proceeds received by the Fund in respect of sales of Shares registered under the Fund’s current registration statement on Form N-2 and (b) with respect to any asset-based, front end, and deferred sales charge (as defined under FINRA Rule 2830), 6.25% of the total proceeds received by the Fund in respect of sales of Shares registered under the Fund’s current registration statement on Form N-2; provided, however, that Distributor agrees that it will not take any action that would cause the Dealer to receive, in respect of any Dealer Shareholder, less than the Maximum Compensation in respect of such investor. For purposes hereof, “Maximum Compensation” means, in respect of any Dealer Shareholder, the cumulative amount of asset-based, front end and deferred distribution fees payable hereunder for so long as the Client remains an investor in the Fund, not to exceed in the aggregate the product of 6.25% multiplied by the aggregate offering price of the Shares received by the Fund in respect of such investor, in accordance with FINRA Rule 2830.

e. The Distributor agrees that it will monitor on an ongoing basis the payment of underwriting compensation, if any, set forth in the Prospectus by the Distributor, the Fund and their respective affiliates in connection with the distribution of Shares and the rendering to investors in the Fund of ongoing investor and account maintenance services and will report thereon to the Dealer no less frequently than quarterly. As used herein, “underwriting compensation” means all amounts constituting sales charges under Rule 2830(d) of the FINRA Conduct Rules (other than any front-end sales charges charged by Dealer in connection with the sale of Shares).

f. Except as noted in this agreement, no portion of the compensation paid to the Dealer by Distributor hereunder shall be remitted or otherwise paid to any third party by the Dealer without the prior written consent of Distributor, which consent may be withheld in Distributor’s sole discretion. Except as noted in this agreement, Dealer will not accept any direct or indirect compensation from any person or entity other than as set forth in Section 4 hereof in connection with the offer or sale of Shares without the prior written agreement of Distributor.

SECTION 5. REPURCHASES

The Prospectus for the Fund describes the provisions whereby the Fund is expected to be authorized to repurchase Shares held by its shareholders. The Distributor hereby agrees to notify Dealer of the receipt of any repurchase notice from a client of the Dealer upon its receipt by Distributor.

SECTION 6. PROVISION OF MATERIALS AND FUND INFORMATION

a. Dealer agrees that neither it nor any of its affiliates or their principals, directors, officers or employees, is authorized to give any information or make any representations concerning Shares, the Fund, Distributor, Blackstone Real Estate Income Advisors L.L.C. or the Blackstone Real Estate Debt Strategies group (collectively, “BREDS”) except as set forth in this Section 6.

b. Offering Materials. Distributor acknowledges and agrees that Dealer may deliver Offering Materials (as defined below) to Clients and/or otherwise use such materials with Clients for marketing or other purposes. At its expense, Distributor will furnish Dealer with reasonable quantities of the Prospectus, the Subscription Application, materials relating to any tender offer, periodic reports to Fund shareholders and marketing and other materials

Distributor has prepared related to the Fund (collectively, “Offering Materials”), and if any of the foregoing documents are amended or supplemented, Distributor will promptly notify Dealer in writing and provide Dealer with reasonable quantities of such amended documents or supplements at no cost to the Dealer.

c. Dealer-Supplied Fund Materials. Distributor acknowledges and agrees that Dealer may deliver Dealer-Supplied Fund Materials (as defined below) to Clients and/or otherwise use such materials with Clients for marketing or other purposes. As used herein, the term “Dealer-Supplied Fund Materials” shall include any materials prepared by Dealer or its affiliates that (i) relate to the Fund, (ii) are not Research Reports (as defined in Section 6(d)) and (iii) either only contain the name of the Fund or have been approved in writing by Distributor. For the avoidance of doubt, any description of the Fund contained in Dealer-Supplied Fund Materials beyond just the name of the Fund must be approved in writing by Distributor in advance of its use.

d. Research Reports. Distributor acknowledges that Dealer may prepare research reports relating to the Fund that are not to be used for marketing purposes (“Research Reports”). Distributor hereby authorizes Dealer to use the name of the Fund, Distributor and BREDS in Research Reports.

e. Use of Name. Except as expressly provided herein, nothing herein shall be deemed to constitute a waiver by Distributor of any consent that would otherwise be required under applicable law prior to the use by Dealer of the name or identifying marks of the Fund, Distributor, BREDS or “Blackstone” (or any combination or derivation thereof). Notwithstanding the foregoing, this Section 6(e) shall not prohibit or limit Dealer or its affiliates from making statements required by law or regulation, as determined by Dealer (or such affiliate) in its sole discretion. Distributor will not use any company name, trade name, or service mark or logo of Dealer and/or its affiliates without prior written consent of such Dealer and/or its affiliate.

SECTION 7. REGISTRATION OF SHARES

a. Distributor will be responsible for the registration, qualification or exemption of the Shares under all applicable laws, rules or regulations in all jurisdictions or states in which Shares shall be offered and/or sold.

b. Distributor acknowledges that Dealer intends to offer the Shares in each state within the United States. Distributor shall furnish Dealer, upon request, information identifying the states or jurisdictions in which it is believed that all necessary notice, registration or exemptive filings for Shares have been made under applicable securities laws such that offers and sales of Shares may be made in such states or jurisdictions. If the Shares may not be offered in any particular jurisdiction in the United States, Distributor will promptly so notify Dealer.

c. Dealer agrees not to transact orders for Shares in jurisdictions in which it has been informed in writing by Distributor that Shares may not be sold or in which it and its personnel are not authorized to sell Shares.

SECTION 8. REPRESENTATIONS AND WARRANTIES

a. In addition to the representations and warranties found elsewhere in this Agreement Distributor represents, warrants and agrees that:

(i)	It is a limited partnership duly organized and existing and in good standing under the laws of Delaware and is duly registered or exempt from registration as a broker-dealer in all states and jurisdictions in which it provides services as a non-exclusive distributor for the Fund.

(ii)	It is empowered under applicable laws and by Distributor’s organizational documents to enter into this Agreement and perform all activities and services of Distributor provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Distributor’s ability to perform under this Agreement.

(iii)	The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Distributor is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(iv)	As of the date hereof and at any time during the term of this Agreement, the Offering Materials do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. However, Distributor makes no representation or warranty whatsoever, with respect to any written information about Dealer that is furnished by Dealer for inclusion in the Offering Materials (“Dealer Supplied Information”) or information omitted from Offering Materials in reliance upon or in conformity with Dealer Supplied Information.

(v)	There is not pending or, to the best knowledge of Distributor, threatened any action, suit, or proceeding before or by an court or other governmental body to which Distributor is a party, or to which any of its assets is subject, which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business, or prospects of Distributor. Distributor has not received any notice of an investigation regarding any actual or alleged non-compliance by Distributor with applicable laws, rules, or regulations.

(vi)	The Shares are (or will be, before being authorized for sale) currently registered, qualified, or exempt from registration in each State of the United States, and Distributor will promptly notify Dealer in writing if any such registration, qualification, or exemption ceases to be effective.

(vii)	It shall notify Dealer, promptly in writing, of any claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against the Fund, the Distributor, or the Distributor’s principals, affiliates, officers, directors, employees or agents, or any person who controls Distributor, within the meaning of Section 15 of the Securities Act.

(viii)	If any of the representations set forth in this Section 8 or Section 10 at any time ceases to be true, Distributor shall promptly notify Dealer of this fact in writing. Such notice shall be provided in accordance with Section 19.

b. In addition to the representations and warranties found elsewhere in this Agreement, Dealer represents, warrants and agrees that:

(i)	It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Dealer is organized.

(ii)	It is empowered under applicable laws and by Dealer’s organizational documents to enter into this Agreement and perform all activities and services of the Dealer provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Dealer’s ability to perform under this Agreement.

(iii)	The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Dealer is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(iv)	All requisite actions have been taken to authorize Dealer to enter into and perform this Agreement.

(v)	All litigation and regulatory actions involving Dealer and its affiliates that are material to Dealer’s provision of the services described herein have been disclosed to Distributor.

(vi)	It shall notify Distributor, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Dealer or its principals, affiliates, officers, directors, employees or agents, or any person who controls Dealer, within the meaning of Section 15 of the Securities Act.

(vii)	As of the date hereof and at any time during the term of this Agreement, Dealer shall take reasonable steps to ensure that all Dealer Supplied Information and Dealer-Supplied Fund Information do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(ix)	If any of the representations set forth in this Section 8 or Section 10 at any time ceases to be true, Dealer shall promptly notify Distributor in writing of this fact. Such notice shall be provided in accordance with Section 19.

SECTION 9. INDEMNIFICATION

a. The Distributor will indemnify, hold harmless, and defend the Dealer, its affiliates and their respective officers, directors, partners, members, shareholders, employees and agents (the “Covered Persons”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“Covered Claims”) arising directly out of or relating to (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any of the Offering Materials (other than untrue statements or alleged untrue statements in or omissions or alleged omissions from information relating to a Covered Person furnished in writing by or on behalf of such Covered Person for use in materials furnished or made available to a Client, (ii) any material breach by the Distributor of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct, fraud or gross negligence by the Distributor in the performance of, or failure to perform, its obligations under this Agreement; provided that in the case of any of (i)-(iii), the Distributor will not be liable to and will not have any indemnification obligation to any Covered Person for the portion of any Covered Claim that is the result of any Covered Person’s material breach of this Agreement, bad faith, fraud, willful misconduct or gross negligence (the “Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a Covered Person resulting from this Section 9(a) will be repaid to the Distributor in the event that such expenses resulted from Disabling Conduct.

b. Dealer will indemnify, hold harmless, and defend the Fund, the Distributor, their affiliates and their respective officers, directors, partners, members, shareholders, employees and agents (the “Blackstone Covered Persons”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“Blackstone Covered Claims”) arising directly out of or relating to (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading by Dealer or any Representative of Dealer, including, but not limited to, statements in any Research Report or Dealer-Supplied Fund Information (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information related to a Blackstone Covered Person furnished in writing by or on behalf of such Blackstone Covered Person for use in materials furnished or made available to Clients), (ii) any material breach by Dealer or any Representative of Dealer of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct, fraud or gross negligence by Dealer, a Representative of Dealer or any of their respective affiliates in the performance of, or failure to perform, its obligations under this Agreement; provided that in the case of any of (i)-(iii), the Dealer will not be liable to and will not have any indemnification obligation to any Blackstone Covered Person for the portion of any Blackstone Covered Claim that is the result of any Blackstone Covered Person’s material breach of this Agreement, bad faith, fraud, willful misconduct or gross negligence (the “Blackstone Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a Blackstone Covered Person resulting from this Section 9(b) will be repaid to the Dealer in the event that such expenses resulted from Blackstone Disabling Conduct.

c. Promptly after receipt of notice of any claim or complaint or the commencement of any action or proceeding with respect to which an indemnified party is entitled to seek indemnification hereunder, the indemnified party will notify the indemnifying party in writing of such claim or complaint or the commencement of such action or proceeding, but failure to notify the indemnifying party will not relieve the indemnifying party from any liability that it may have hereunder or otherwise, except to the extent that such failure materially prejudices the indemnifying party’s rights with respect to such claim. The indemnifying party will be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense will be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party or parties. The parties hereto agree that if the indemnifying party shall fail to notify the indemnified party that it shall undertake to defend any claim within a reasonable time after its receipt of written notice of such claim, the indemnified party will have the right to undertake the defense of such claim on behalf of, and for the account and at the risk of, the indemnifying party. In the event that the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party or parties will bear the fees and expenses of any additional counsel thereafter retained by it or them. In the event that (i) the indemnifying party elects to assume the defense of such an action or proceeding and the indemnified party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or (ii) the indemnifying party chooses not to assume the defense of the action or proceeding, then the indemnified party may engage separate counsel reasonably satisfactory to the indemnifying party to represent or defend such indemnified party in any such action or proceeding and the indemnifying party will pay the fees and disbursements of such counsel; provided, however, that the indemnifying party will not be required to pay the fees and disbursements of more than one separate counsel for all indemnified parties in each jurisdiction in any single action or proceeding. Subject to the preceding sentence, in any action or proceeding the defense of which the indemnifying party assumes, the indemnified party will have the right to participate in such litigation and to retain its own counsel at such indemnified party’s own expense.

d. Neither the indemnifying party nor the indemnified party will, without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (a “Judgment”), whether or not the indemnifying party or the indemnified party is an actual or potential party to such claim, action, suit or proceeding; provided, however, each indemnifying party shall have the right to settle or compromise or consent to the entry of any Judgment if such settlement, compromise or consent (i) shall include an unconditional release of the indemnified party and each other indemnified party hereunder from all liability arising out of such claim, action, suit or proceeding, (ii) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the indemnified party or any other indemnified party, and (iii) shall not impose any continuing obligations or restrictions on the indemnified party or any other indemnified party. The indemnifying party shall not be liable for any settlement of any action effected without its prior written consent (which consent will not be unreasonably withheld or delayed).

e. The foregoing indemnity will be in addition to any rights that the parties may have at common law or otherwise.

SECTION 10. ANTI-MONEY LAUNDERING & UK BRIBERY ACT RESPONSIBILITIES

a. Dealer and Distributor each represent that it will comply fully with all applicable currency reporting, anti-money laundering, anti-corruption and anti-terrorist laws and regulations, and any other applicable laws, rules, regulations and interpretations of any other applicable regulatory or self-regulatory body.

b. Each party has in place policies and procedures (“AML Program”) that are reasonably designed to meet the requirements imposed by the Bank Secrecy Act as amended by the USA PATRIOT Act. Each party’s AML Program, at a minimum; (1) designates a compliance office to administer and oversee the AML Program; (2) provides ongoing employee training; (3) includes an independent audit function to test the effectiveness of the Program; (4) establishes internal policies, procedures, and controls that are tailored to its particular business; (5) includes a Customer Identification Program (“CIP”) consistent with the rules under Section 326 of the Act; (6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, suspicious activity reports; and (7) provides for screening customers against the Office of Foreign Asset Control (“OFAC”) list and any other government list that is or becomes required under the Act. Dealer acknowledges and agrees that it (and not the Distributor, Fund or its administrator(s)) is responsible for monitoring and complying with anti-money laundering and CIP requirements applicable to all Dealer Shareholders.

c. Dealer and Distributor represent and warrant that each has policies, procedures and internal controls in place that are reasonably designed to comply with the UK Bribery Act, the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and, where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, or any similar statute, rule or policy applicable in any jurisdiction in which Dealer or Distributor engages in any activity hereunder (collectively, the “Anti-Corruption Laws”). Dealer or Distributor represent and warrant that each has, and will maintain at all times during the term of this Agreement, policies, procedures, and internal controls in place that are reasonably designed to comply with applicable Anti-Corruption Laws, including applicable provisions of the FCPA.

d. Dealer shall execute an Anti-Corruption Certificate in the form of Exhibit B attached hereto.

e. Dealer and Distributor understand that the SEC and certain U.S. states have adopted or may adopt political contribution limitations, including without limitation, Rule 206(4)-5 (the “Rule”) under the Investment Advisers Act of 1940 (together, all such laws, rules or regulations, “Pay-to-Play Regulations”) relating to political contributions of employees who solicit U.S. governments or agencies, and agree to adopt policies and procedures reasonably designed to comply in all material respects with any applicable Pay-to-Play Regulations.

f. Dealer will not solicit as an investor in the Fund any retirement, pension or similar plan or trust (collectively, a “Pension Plan”) which is established by a state, or a municipality of such state, that prohibits the use of placement agents or finders in connection with investments by such state’s or municipality’s Pension Plans.

SECTION 11. CONFIDENTIALITY, COMMUNICATIONS, NON DISPARAGEMENT

a. Each of the parties acknowledges that it is or may become aware of Confidential Information (as defined below) in connection with the performance of this Agreement. For purposes of this Section 11, a party disclosing such Confidential Information is referred to herein as a “Disclosing Party” and a party receiving such Confidential Information is referred to herein as a “Receiving Party.”

b. “Confidential Information” includes any non-public and proprietary information, and, in the case of the Fund, includes, without limitation, information relating to the Fund’s actual or potential portfolio positions and investment and risk management practices and techniques, and, in the case of Dealer, includes, without limitation, all information about a financial advisor of Dealer or its affiliates including but not limited to, production information, customer base, telephone number and address provided by Dealer to the Fund. Notwithstanding the foregoing, Confidential Information does not include information that (i) is independently developed by the Receiving Party or its Representatives (as defined below); (ii) is or becomes publicly known without a breach of this Agreement by the Receiving Party; (iii) is disclosed to the Receiving Party or its Representatives by a third party not under an obligation of confidentiality to the Disclosing Party of which the Receiving Party should reasonably be aware; or (iv) is in the Receiving Party’s possession (or in the possession of its Representatives) prior to the date of this Agreement unless already provided by the Disclosing Party.

c. The Receiving Party agrees to hold, and to cause its employees, officers, directors, partners, service providers, advisors, attorneys or agents (collectively, “Representatives”) to hold, the Disclosing Party’s Confidential Information in strict confidence. The Receiving Party shall only disclose Confidential Information to its Representatives who are subject to separate confidentiality obligations and only to the extent necessary to perform its obligations under this Agreement.

d. The Receiving Party agrees that it will use any Confidential Information solely in connection with its obligations, duties and undertakings pursuant to this Agreement and for no other purpose whatsoever.

e. The Confidential Information shall be kept confidential in accordance with the terms hereof by the Receiving Party and its Representatives and shall not be disclosed by the Receiving Party or its Representatives except (i) as may be consented to by the Disclosing Party, (ii) as required by law, regulation or legal or judicial process, provided that, where such disclosure is required, the Receiving Party shall provide the Disclosing Party with a reasonable opportunity to review the disclosure, to the extent practicable and not prohibited by applicable law or regulation, before it is made, and to interpose its own objections to, or seek to limit, the disclosure at its own expense, (iii) that Receiving Party may disclose the Confidential Information or portions thereof to its Representatives who need to know the Confidential Information solely in connection with carrying out the terms of this Agreement, but only if such Representatives are advised of the confidential nature of such Confidential Information, and (iv) the Receiving Party may disclose the Confidential Information internally for legal and compliance purposes. The Receiving Party shall be responsible for any breach of this Agreement by its Representatives.

f. Upon the Disclosing Party’s written request, the Receiving Party shall return Confidential Information in its possession; provided, however, that the Receiving Party may maintain copies of Confidential Information as required by law or regulation, or the Receiving Party’s internal recordkeeping policies, and the confidentiality obligations hereunder shall continue to apply to any such copies.

g. Each party agrees to comply with the requirements of applicable law relating to the protection of data and information.

h. Each party hereto agrees that money damages may not be a sufficient remedy for any breach of this Section 11 by either party hereto or their respective Representatives and that the non-breaching party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, in addition to all other remedies available to the non-breaching party at law or in equity.

i. Notwithstanding the foregoing, the Dealer will not be in breach of this Section 11 by distributing to Clients copies of the Offering Materials, Dealer-Supplied Fund Materials, Research Reports, or any other information approved in advance by the Distributor in writing.

j. Dealer and Distributor agree to work together in good faith to (i) respond in a prompt manner to inquiries of Clients as communicated by Dealer and (ii) organize informal forums on an as-needed basis for discussing material events relating to the Fund with Clients.

k. Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of The Blackstone Group L.P. and its affiliates in their businesses distinct from activities directly attributable to the Fund or Blackstone Real Estate Income Master Fund, provided that Confidential Information is not made available to representatives of The Blackstone Group L.P. and its affiliates who are not involved in activities directly attributable to the Fund or Blackstone Real Estate Income Master Fund. In any event, should Confidential Information be made available to a representative of The Blackstone Group L.P. and its affiliates such representative shall be bound by the obligations set forth in this Agreement.

SECTION 12. PRIVACY

Each of the Distributor and the Dealer agree to comply with SEC Regulation S-P, adopted pursuant to the Gramm-Leach-Bliley Act of 1999, and any other applicable federal and state privacy laws, including those which may be enacted in the future.

SECTION 13. TERMINATION; AMENDMENT

a. This Agreement shall become effective as of the date first written above and shall remain in force until the first anniversary of its effective date and shall thereafter continue in effect from year to year, but only so long as such continuance is specifically approved at least annually by a vote of the Board of Trustees of the Fund, including the vote of a majority of the Trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund and who have no direct or indirect financial interest in the operation of the Fund’s Distribution and Service Plan (the “Plan”) or any agreements entered into in connection with the Plan (including this Agreement), cast in person at a meeting called for the purpose.

b. In addition to the automatic termination of this Agreement specified in Section 1.b. of this Agreement, each party to this Agreement may unilaterally cancel its participation in this Agreement by giving thirty (30) days prior written notice to the other party. In addition, each party to this Agreement may, in the event of a material breach of this Agreement by the other party, terminate this Agreement immediately by giving written notice to the other party, which notice sets forth in reasonable detail the nature of the breach. Such notice shall be deemed to have been given and to be effective on the date on which it was either delivered personally to the other party or any officer or member thereof, or was sent in accordance with Section 19. Without limiting the generality of the foregoing, this Agreement may be terminated by a vote of a majority of the members of the Board of Trustees of the Fund, including the vote of a majority of the Trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreements entered into in connection with the Plan or by vote of a majority of the outstanding voting securities of the Fund at any time without penalty upon sixty (60) days’ written notice to Distributor and/or Dealer.

c. This Agreement shall terminate immediately upon the appointment of a trustee under the Securities Investor Protection Act or any other act of insolvency by the Distributor or the Dealer.

d. This Agreement is not assignable or transferable and will terminate automatically in the event of its “assignment,” as defined in the 1940 Act, and the rules, regulations and interpretations thereunder.

e. This Agreement may be amended by the Dealer and Distributor upon mutual written agreement, except that this Agreement may be amended at any time by Distributor or Dealer upon written notice to the other party in cases where such amendment is required (i) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, the Distributor, or the Dealer or (ii) otherwise by operation of law.

SECTION 14. DISPUTE RESOLUTION; GOVERNING LAW

a. The parties waive their rights to seek remedies in court, including any right to a jury trial. In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration in New York, New York under the commercial arbitration rules and procedures of FINRA. The parties agree that, to the extent permitted under such arbitration rules and procedures, the arbitrators selected shall be from the securities industry. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction.

b. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without reference to the choice-of-law principles thereof.

SECTION 15. INVESTIGATIONS AND PROCEEDINGS

The parties to this Agreement agree to cooperate fully in any securities regulatory investigation or proceeding or any judicial proceeding with respect to each party’s activities under this Agreement and promptly to notify the other party of any such investigation or proceeding.

SECTION 16. CAPTIONS

All captions used in this Agreement are for convenience only and are not to be used in construing or interpreting any aspect hereof.

SECTION 17. SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held, under applicable law, to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way.

SECTION 18. SURVIVAL

Section 9 in this Agreement shall survive any termination of this Agreement. The confidentiality obligations contained in Section 11 hereof shall survive for two (2) years following the termination of this Agreement.

SECTION 19. NOTICES

Every notice required by this Agreement will be in writing and deemed given (i) the next business day if sent by a nationally recognized overnight courier service that provides evidence of receipt, (ii) the same business day if sent by 3:00 p.m. (receiving party’s time) by facsimile transmission and confirmed by a telephone call, or (iii) on the third business day if sent by certified mail, return receipt requested. Unless otherwise notified in writing, all notices required to be given under this Agreement shall be given or sent to a party at the address listed on Exhibit A attached hereto.

SECTION 20. NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

SECTION 21. MISCELLANEOUS

a. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Facsimiles (including facsimiles of the signature pages of this Agreement) will have the same legal effect hereunder as originals.

b. This Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties.

c. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby.

d. As used in this Agreement, an “affiliate” of a party means any entity or person controlling, controlled by or under common control with such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

BLACKSTONE ADVISORY PARTNERS L.P.

By:	/s/ C.B. Richardson
Name:	C.B. Richardson
Title:	Managing Director

Date:	November 30, 2017

SNOWDEN ACCOUNT SERVICES LLC

By:	/s/ Joseph Rakta
Name:	Joseph Rakta
Title:	Managing Director

Date:	November 30, 2017

EXHIBIT A

NOTICES

Notices required by the Agreement should be sent as follows:

If to the Dealer:	SNOWDEN ACCOUNT SERVICES LLC ATTN: JOSEPH RAIETA 540 MADISON AVE, 9TH FLOOR NEW YORK, NY 10022 SNOWDEN ACCOUNT SERVICES LLC

If to the Fund:	Blackstone Real Estate Income Fund II

Attn: Leon Volchyok
345 Park Avenue, 42nd Floor
New York, New York 10154

If to the Distributor:	Blackstone Advisory Partners L.P.
Attn: C.B. Richardson
345 Park Avenue
New York, New York 10154

with a copy, which shall not constitute notice, to

Blackstone Real Estate Income Fund II
Attn: Leon Volchyok
345 Park Avenue, 42nd Floor
New York, New York 10154

EXHIBIT B

Reference is made to the dealer agreement, dated [    ], 2017 (the “Dealer Agreement”), by and among BLACKSTONE ADVISORY PARTNERS L.P. (“Distributor”) and Snowden Account Services LLC (“Sub-Distribution Agent”).

1. The Sub-Distribution Agent acknowledges and agrees that it is the written and established policy of Distributor to comply fully with all applicable laws and regulations of the United States and all jurisdictions in which it does business. The Sub-Distribution Agent warrants and represents that it will not take any action that would constitute a violation, or implicate Distributor in a violation, of any law of the United States, the United Kingdom or any other jurisdiction in which the Sub-Distribution Agent engages in business, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the UK Bribery Act of 2010 (the “Bribery Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “U.S.A. Patriot Act”), legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, and any similar statute, rule or policy (collectively, “Anti-Corruption Laws”).

2. In furtherance of the Distributor’s Global Anti-Corruption Compliance Policy, a copy of which has been provided to the Sub-Distribution Agent, the Sub-Distribution Agent represents, warrants, and agrees that:

(a) The Sub-Distribution Agent is neither a governmental entity nor an instrumentality of a government. If the Sub-Distribution Agent becomes a governmental entity or instrumentality of a government during the term of the Dealer Agreement, the Sub-Distribution Agent shall notify Distributor immediately so Distributor may, and hereby reserves the right to, take whatever precautions and actions may be appropriate to assure compliance with applicable Anti-Corruption Laws.

(b) Neither the Sub-Distribution Agent nor any of its principals, owners, officers, directors, or agents has promised to make, will promise to make, or will cause to be made, in connection with the Dealer Agreement, any Payments1 (i) to or for the use or benefit of any Government Official; (ii) to any other person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for Payments previously made, to any Government Official; or (iii) to any other person or entity to obtain or keep business or to secure some other improper advantage.

(c) The Sub-Distribution Agent as soon as reasonably practicable shall notify Distributor of any violation or potential violation of Anti-Corruption Laws relating to its activities under the Dealer Agreement.

(d) The Sub-Distribution Agent has effective controls that are sufficient to provide reasonable assurances that violations of applicable Anti-Corruption Laws will be prevented, detected and deterred.

SNOWDEN ACCOUNT SERVICES LLC

By:	/s/ Joseph Rakta
Name:	Joseph Rakta
Title:	Managing Director

Date:	November 30, 2017

[1]	The term “Payments” refers to anything of value, including cash, gifts, travel expenses, entertainment, offers of employment, provision of free services, and business meals. It may also include event sponsorships, consultant contracts, fellowship support, job offers, and charitable contributions made at the request of, or for the benefit of, an individual, his or her family, or other relations, even if made to a legitimate charity.

EXHIBIT C

Class	Sales Load	Distribution Fee	Servicing Fee
Advisor Class I	0.00%	0.25%	0.00%
Institutional Class II	0.00%	0.00%	0.00%